                                                            Rule 424(b)(3)
                                                            File No. 333-39306

                       SUPPLEMENT DATED SEPTEMBER 11, 2000

                                       TO

                  PROFILE DATED JUNE 26, 2000, AS SUPPLEMENTED
                                       AND
                 PROSPECTUS DATED JUNE 26, 2000, AS SUPPLEMENTED

                                       FOR

                               MFS REGATTA ACCESS
                           VARIABLE AND FIXED ANNUITY


              ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

     This Supplement to the Profile dated June 26, 2000 (the "Profile") and the Prospectus dated June 26, 2000 (the "Prospectus") for the Contract:


     - amends and supplements the Profile and Prospectus as a result of the addition of 2 new Funds -- the Global Telecommunications Series and the Mid Cap Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), effective as of September 11, 2000; and


     - restates the information contained in (a) the Supplement dated June 26, 2000 to the Profile and Prospectus, which provided an expanded range of expense examples for the Contract; and (b) the Supplement dated June 26, 2000, which amended fee information for certain of the Funds contained in the Profile and Prospectus.


THIS SUPPLEMENT SUPERSEDES ALL PREVIOUS SUPPLEMENTS TO THE PROSPECTUS OF THE MFS REGATTA ACCESS VARIABLE AND FIXED ANNUITY. THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED BY THE CURRENT PROSPECTUS. THIS SUPPLEMENT AND THE PROSPECTUS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.


A.  ADDITIONAL VARIABLE INVESTMENT OPTIONS


       Effective immediately, with the addition of 2 new Funds -- the Global Telecommunications Series and the Mid Cap Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 29 variable investment options available under the MFS Regatta Access Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Global Telecommunications Series, the Mid Cap Growth Series and any other Fund. The Global Telecommunications Series, the Mid Cap Growth Series and the other Funds available as variable investment options under the Contract are described more fully in the current Series Fund prospectus, as supplemented.


       As a result of the addition of the Global Telecommunications Series and the Mid Cap Growth Series:


       1. The third paragraph of Section 1, "The MFS Regatta Access Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

              "You may choose among 29 variable investment options and a range of fixed options."

       2.     The list of the available investment options appearing in
Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Global
Telecommunications Series and the Mid Cap Growth Series.

       3. The "Variable Account Options: The Funds" section beginning on page 8 of the Prospectus is supplemented and restated as follows:

    (a) The second paragraph of the section on page 8 is deleted in its entirety and replaced by the following:

        "The Series Fund is composed of 30 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 30 series (each, a "Fund"), each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 29 Funds described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

    (b) The following Fund descriptions are added:

              GLOBAL TELECOMMUNICATIONS SERIES will seek to achieve long-term growth of capital.

              MID CAP GROWTH SERIES will seek long-term growth of capital.


B.  UNDERLYING FUND ANNUAL EXPENSES

    1. The "Summary of Contract Expenses" table and the related footnotes appearing on page 4 of the Prospectus are restated as follows:

                          SUMMARY OF CONTRACT EXPENSES

TRANSACTION EXPENSES
Sales Load Imposed on Purchase Payments.....................  $ 0
Transfer Fee (1)............................................  $15
ANNUAL ACCOUNT FEE per Contract or Certificate (2)..........  $50
VARIABLE ACCOUNT ANNUAL EXPENSES (as a percentage of average
  Variable Account assets)

FOR CONTRACTS WITH AN INITIAL PURCHASE          FOR CONTRACTS WITH AN INITIAL PURCHASE
PAYMENT LESS THAN $1,000,000:                   PAYMENT OF $1,000,000 OR MORE:

Mortality and Expense Risk Charge.....  1.25%   Mortality and Expense Risk Charge.....  1.00%
Administrative Expenses Charge........  0.15%   Administrative Expenses Charge........  0.15%
                                        -----                                           -----
Total Variable Annuity Annual                   Total Variable Annuity Annual
Expenses..............................  1.40%   Expenses..............................  1.15%

DEATH BENEFIT CHARGE (if one or more of the optional death benefits is elected)

  NUMBER OF     % OF AVERAGE
RIDERS ELECTED  DAILY VALUE
--------------  ------------
      1 .....      0.15%
      2 .....      0.25%
      3 .....      0.40%

------------------------
    (1) Currently, we impose no fee upon transfers; however, we reserve the right to impose a fee of up to $15 per transfer. In addition, a Market Value Adjustment may be imposed on amounts transferred from or within the Fixed Account.

    (2) The annual Account Fee will never exceed $50.

       2. The "Underlying Fund Annual Expenses" table appearing on page 5 of the Prospectus is hereby amended, supplemented and restated for certain of the Funds as follows:

                                                                                     OTHER               TOTAL ANNUAL FUND
                                                           MANAGEMENT          FUND EXPENSES (2)            EXPENSES (2)
                                                              FEES           (AFTER REIMBURSEMENT)     (AFTER REIMBURSEMENT)
                                                          -------------      ---------------------     ---------------------
Equity Income Series .........................               0.75%                    0.17%                    0.92%
Global Telecommunications Series (3)..........               1.00%                    0.25%                    1.25%
Mid Cap Growth Series (3).....................               0.75%                    0.25%                    1.00%
Research International Series ................               1.00%                    0.23%                    1.23%
Technology Series (3).........................               0.75%                    0.25%                    1.00%
Utility Series................................               0.75%                    0.07%                    0.82%


       3. The footnotes to the "Underlying Fund Annual Expenses" table are supplemented and restated as follows:

              (i) Footnote (1) is deleted in its entirety and replaced by the following:

                    (1) The information relating to Fund expenses was
                        provided by the Funds and we have not independently verified it. You should consult the Fund prospectus(es) for more information about Fund expenses. For all Funds except the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series "Management Fees," "Other
                        Fund Expenses," and "Total Annual Fund Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series, the Global Telecommunications Series or the Mid Cap Growth Series because these Funds commenced operations in June 2000, September 2000 and
                        September 2000, respectively, and, therefore, have less than 12 months of investment performance.


             (ii)   Footnote (2) is restated as follows:

                   (2) Each Fund has an expense offset arrangement which reduces the Fund's custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Fund's expenses). Any such fee reductions are not reflected under "Other Expenses" in the table. Had these fees been taken into account, "Total Fund Expenses" for certain of the Funds would be as follows:

                   Bond Series......................................  0.71%
                   Capital Appreciation Series......................  0.75%
                   Capital Opportunities Series.....................  0.83%
                   Equity Income Series.............................  0.91%
                   Global Asset Allocation Series...................  0.88%
                   New Discovery Series.............................  1.05%
                   Strategic Income Series..........................  1.03%
                   Utilities Series.................................  0.81%


            (iii)   Footnote (3) is amended and restated as follows:


                    (3) MFS has contractually agreed to bear the expenses of these Funds such that "Other Fund Expenses," after taking into account the expense offset arrangement described in Footnote (2) above, will not exceed 0.25% annually. This contractual arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Trustees; provided, however, that this contractual arrangement will terminate prior to May 1, 2001 in the event that "Other Fund Expenses" equal or fall below 0.25% annually. Without taking into account this fee waiver and/or expense reimbursement, "Other Fund Expenses" would be estimated to be 3.26% for the Strategic Growth Series, 0.28% for the Technology Series, 0.76% for the Global Telecommunications Series, and 0.67% for the Mid Cap Growth Series.


             (iv)   Footnote (4) is deleted in its entirety.

     C.   EXPENSE EXAMPLES

     1. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented and restated as follows:

                                                                                                           EXAMPLES
                                                                                                        TOTAL EXPENSES
                                                                                                            AT END
                                                TOTAL ANNUAL   TOTAL ANNUAL     TOTAL              (A)                   (B)
                                                 INSURANCE         FUND         ANNUAL      ------------------    ----------------
SUB-ACCOUNT                                       CHARGES        EXPENSES      EXPENSES     1 YEAR    10 YEARS    1 YEAR   10 YEARS
-----------                                     ------------   ------------   ----------   --------   --------   --------   ------
Bond Series                                        1.50%          0.72%         2.22%        $23        $255       $27        $295
Capital Appreciation Series                        1.50%          0.76%         2.26%        $23        $250       $27        $299
Capital Opportunities Series                       1.50%          0.84%         2.34%        $24        $268       $28        $307
Emerging Growth Series                             1.50%          0.75%         2.25%        $23        $258       $27        $298
Emerging Markets Equity Series                     1.50%          1.60%         3.10%        $31        $341       $35        $377
Equity Income Series                               1.50%          0.92%         2.42%        $25        $276       $29        $315
Global Asset Allocation Series                     1.50%          0.89%         2.39%        $24        $213       $28        $312
Global Governments Series                          1.50%          0.90%         2.40%        $24        $274       $28        $313
Global Growth Series                               1.50%          1.01%         2.51%        $25        $285       $29        $323
Global Telecommunications Series                   1.50%          1.25%         2.75%        $28        $308       $32        $346
Global Total Return Series                         1.50%          0.89%         2.39%        $24        $273       $28        $312
Government Securities Series                       1.50%          0.61%         2.11%        $21        $244       $25        $285
High Yield Series                                  1.50%          0.83%         2.33%        $24        $267       $28        $306
International Growth Series                        1.50%          1.23%         2.73%        $28        $306       $32        $344
International Growth and Income Series             1.50%          1.16%         2.66%        $27        $299       $31        $337
Managed Sectors Series                             1.50%          0.79%         2.29%        $23        $263       $27        $302
Massachusetts Investors Growth Stock Series        1.50%          0.83%         2.33%        $24        $267       $28        $306
Massachusetts Investors Trust Series               1.50%          0.59%         2.09%        $21        $242       $25        $283
Mid Cap Growth Series                              1.50%          1.00%         2.50%        $25        $284       $29        $322
Money Market Series                                1.50%          0.57%         2.07%        $21        $240       $25        $281
New Discovery Series                               1.50%          1.06%         2.56%        $26        $290       $30        $328
Research Series                                    1.50%          0.75%         2.25%        $23        $258       $27        $298
Research Growth and Income Series                  1.50%          0.86%         2.36%        $24        $270       $28        $309
Research International Series                      1.50%          1.23%         2.73%        $28        $306       $32        $344
Strategic Growth Series                            1.50%          1.00%         2.50%        $25        $284       $29        $322
Strategic Income Series                            1.50%          1.08%         2.58%        $26        $291       $30        $330
Technology Series                                  1.50%          1.00%         2.50%        $25        $284       $29        $322
Total Return Series                                1.50%          0.69%         2.19%        $22        $252       $26        $292
Utilities Series                                   1.50%          0.82%         2.32%        $24        $266       $28        $305

-------------------
(a)    Assuming no optional death benefit riders have been elected
(b)    Assuming all three optional death benefit riders have been elected

    2. The "Example" section, which appears on page 6 of the Prospectus, is retitled "Examples" and is restated and supplemented as follows:

      If you do or do not surrender your Contract, or if you annuitize your Contract, at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $50,000, a 5% annual return and no three optional death benefit riders have been elected:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Bond Series.................................................    $23        $89        $119       $255
Capital Appreciation Series.................................    $23        $71        $121       $250
Capital Opportunities Series................................    $24        $73        $125       $268
Emerging Growth Series......................................    $23        $70        $120       $258
Emerging Markets Equity Series..............................    $31        $96        $163       $341
Equity Income Series........................................    $25        $75        $129       $276
Global Asset Allocation Series..............................    $24        $75        $120       $213
Global Governments Series...................................    $24        $75        $128       $274
Global Growth Series........................................    $25        $78        $134       $285
Global Telecommunication Series.............................    $28        $85        $145       $308
Global Total Return Series..................................    $24        $65        $128       $273
Government Securities Series................................    $21        $66        $113       $244
High Yield Series...........................................    $24        $73        $125       $267
International Growth Series.................................    $28        $85        $144       $306
International Growth and Income Series......................    $27        $88        $141       $299
Managed Sectors Series......................................    $23        $72        $123       $263
Massachusetts Investors Growth Stock Series.................    $24        $73        $125       $267
Massachusetts Investors Trust Series........................    $21        $65        $112       $242
Mid Cap Growth Series.......................................    $25        $78        $133       $284
Money Market Series.........................................    $21        $65        $111       $240
New Discovery Series........................................    $26        $80        $136       $290
Research Series.............................................    $23        $70        $120       $258
Research Growth and Income Series...........................    $24        $74        $126       $270
Research International Series...............................    $28        $85        $144       $306
Strategic Growth Series.....................................    $26        $78        $133       $284
Strategic Income Series.....................................    $26        $80        $137       $291
Technology Series...........................................    $25        $78        $133       $284
Total Return Series.........................................    $22        $80        $117       $252
Utilities Series............................................    $24        $72        $124       $266

    If you do or do not surrender your Contract, or if you annuitize your Contract, at the end of applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $50,000, a 5% annual return, and all 3 optional death benefit riders have been elected:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Bond Series.................................................    $27        $ 81       $139       $295
Capital Appreciation Series.................................    $27        $ 83       $141       $299
Capital Opportunities Series................................    $28        $ 85       $145       $307
Emerging Growth Series......................................    $27        $ 82       $141       $298
Emerging Markets Equity Series..............................    $35        $107       $182       $377
Equity Income Series........................................    $29        $ 87       $149       $315
Global Asset Allocation Series..............................    $28        $ 87       $147       $312
Global Governments Series...................................    $28        $ 87       $148       $313
Global Growth Series........................................    $29        $ 90       $153       $323
Global Telecommunications Series............................    $32        $ 97       $165       $346
Global Total Return Series..................................    $28        $ 87       $147       $312
Government Securities Series................................    $25        $ 78       $134       $285
High Yield Series...........................................    $28        $ 85       $144       $306
International Growth Series.................................    $32        $ 97       $164       $344
International Growth and Income Series......................    $31        $ 95       $161       $337
Managed Sectors Series......................................    $27        $ 84       $142       $302
Massachusetts Investors Growth Stock Series.................    $28        $ 85       $144       $306
Massachusetts Investors Trust Series........................    $25        $ 78       $133       $283
Mid Cap Growth Series.......................................    $29        $ 90       $153       $322
Money Market Series.........................................    $25        $ 77       $132       $281
New Discovery Series........................................    $30        $ 92       $156       $328
Research Series.............................................    $27        $ 82       $141       $298
Research Growth and Income Series...........................    $28        $ 86       $146       $309
Research International Series...............................    $32        $ 97       $164       $344
Strategic Growth Series.....................................    $29        $ 90       $153       $322
Strategic Income Series.....................................    $30        $ 92       $157       $330
Technology Series...........................................    $29        $ 90       $153       $322
Total Return Series.........................................    $26        $ 81       $138       $292
Utilities Series............................................    $28        $ 84       $144       $305

    THE EXAMPLES SHOULD NOT BE CONSIDERED TO BE REPRESENTATIONS OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LOWER THAN THOSE SHOWN. THE EXAMPLES ASSUME THAT ALL CURRENT WAIVERS AND REIMBURSEMENTS CONTINUE THROUGHOUT ALL PERIODS.

ACCESSUPP 9/00